Exhibit 5.1

ROPES & GRAY LLP 1211 AVENUE OF THE AMERICAS NEW YORK, NY 10036-8704 WWW.ROPESGRAY.COM	June 25, 2010

Easton-Bell Sports, Inc.

7855 Haskell Avenue

Van Nuys, California 91406

Re:	$350,000,000 aggregate principal amount of 9.750% Senior Secured Notes due December 1, 2016 of Easton-Bell Sports, Inc. issued in exchange for $350,000,000 aggregate principal amount of 9.750% Senior Secured Notes due December 1, 2016 of Easton-Bell Sports, Inc. and the related Guarantees

Ladies and Gentlemen:

We have acted as counsel to Easton-Bell Sports, Inc., a Delaware corporation (the “Issuer”), and certain subsidiaries of the Issuer listed on Schedule I hereto (such listed subsidiaries, the “Guarantors”) in connection with (i) the proposed issuance by the Issuer in the exchange offer (the “Exchange Offer”) of $350,000,000 aggregate principal amount of 9.750% Senior Secured Notes due December 1, 2016 (the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Issuer’s outstanding 9.750% Senior Secured Notes due December 1, 2016 (the “Original Notes”), which have not been, and will not be, so registered, (ii) the guarantees of the Exchange Notes (the “Exchange Guarantees”) by the Guarantors and (iii) the preparation of the registration statement on Form S-4 filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the “Commission”) for the purpose of registering the Exchange Notes and the Exchange Guarantees under the Securities Act (the “Registration Statement”).

The Original Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of December 3, 2009, among U.S. Bank National Association, as trustee (the “Trustee”), the Issuer and the Guarantors (the “Indenture”). The terms of the Exchange Guarantees are contained in the Indenture.

This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of documents and records and have made investigation of fact and examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting our investigation, we have relied, without independent verification, on the accuracy of certificates of public officials, officers and representatives of the Issuer, the Guarantors and other appropriate persons.

In rendering the opinions set forth below, we have assumed that the Indenture is a valid and binding obligation of the Trustee.

The opinions expressed herein are limited to matters governed by the laws of the State of New York, the State of California, the State of Illinois, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. Insofar as the opinions expressed below relate to or are dependent upon matters governed by the laws of other jurisdictions, we have relied, without independent investigation, upon the following:

(i)	with respect to the laws of the State of Nevada, the opinion of McDonald Carano Wilson LLP;

(ii)	with respect to the laws of the State of Texas, the opinion of Andrews Kurth LLP.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1. The Exchange Notes have been duly authorized by the Issuer and, when the Exchange Notes have been duly executed, authenticated and issued in accordance with the terms of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2. The Exchange Guarantees have been duly authorized by each of the Guarantors and, when the Exchange Notes have been duly executed, authenticated and issued in accordance with the terms of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, and the Exchange Guarantees have been duly executed and delivered by each Guarantor, the Exchange Guarantees will constitute a legal, valid and binding obligation of each Guarantor, enforceable against each Guarantor in accordance with its terms.

Our opinion that the Exchange Notes and Exchange Guarantees constitute the legal, valid and binding obligations of the Issuer and each Guarantor, enforceable against the Issuer and each Guarantor in accordance with its terms, are subject to (a) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and secured parties, (b) general principles of equity and (c) the effects of possible judicial application of foreign laws or foreign governmental or judicial action affecting creditor’s rights.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Exchange Notes and the Exchange Guarantees. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP

Schedule I

GUARANTORS

Guarantors

All American Sports Corporation

Bell China Investments, Inc.

Bell Racing Company

Bell Sports Corp.

Bell Sports, Inc.

CDT Nevada, Inc.

Easton Sports Asia, Inc.

Easton Sports, Inc.

Equilink Licensing, LLC

MacMark Corporation

Riddell, Inc.

Riddell Sports Group, Inc.

Ridmark Corporation